UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 16, 2016

SANGAMO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30171	68-0359556
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd Richmond, California	94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws.

On March 16, 2016, consistent with Section 141(k) of the Delaware General Corporation Law and in light of a recent ruling by the Delaware Chancery Court in a proceeding not involving Sangamo BioSciences, Inc. (the “Company”), the Board of Directors of the Company has approved, subject to the approval by the Company’s stockholders, an amendment to Article V of the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to remove a provision stating that a director or the entire Board of Directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company entitled to vote in an election of directors (the “For-Cause Removal Provision”). The Board also directed that such amendment (the “Charter Amendment”) be submitted for stockholder approval at the Company’s next annual meeting of stockholders.

In connection with the Charter Amendment, on March 16, 2016, the Board of Directors approved Amendment No. 1 to the Company’s Second Amended and Restated Bylaws (the “Bylaws”), which will become effective on the effective date of the Charter Amendment. Amendment No. 1 provide that any and all of the directors may be removed from office at any time, with or without cause, if such removal is approved by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors. The purpose of Amendment No. 1 is to align the provisions in the Bylaws regarding removal of directors with those in the Charter Amendment, so they are consistent with Section 141(k) of the Delaware General Corporation Law and the recent ruling by the Delaware Chancery Court.

In addition, in light of the recent ruling by the Delaware Chancery Court referenced above, on March 16, 2016, the Board of Directors approved a resolution directing the Company not to enforce the For-Cause Removal Provision in the Certificate of Incorporation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

3.1	Amendment No. 1 to Second Amended and Restated Bylaws

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

By:	/s/ EDWARD O. LANPHIER II
Edward O. Lanphier II
President, Chief Executive Officer

Dated: March 16, 2016